Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLEGHENY TECHNOLOGIES INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	25-1792394 (I.R.S. Employer Identification No.)
1000 Six PPG Place
Pittsburgh, Pennsylvania 15222-5479902
(Address of principal executive offices)
ALLEGHENY TECHNOLOGIES INCORPORATED
2007 INCENTIVE PLAN
(Full title of the plan)
Jon D. Walton
Executive Vice President, Human Resources,
Chief Legal and Compliance Officer,
General Counsel and Corporate Secretary
Allegheny Technologies Incorporated
1000 Six PPG Place
Pittsburgh, Pennsylvania 15222-5479
(Name and address of agent for service)
(412) 934-2800
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed maximum	Proposed maximum	Amount of
securities	Amount to be	offering price	aggregate	registration
to be registered	registered(1)	per share	offering price	fee
Common Stock, par value $.10 per share (2)	1,077,889	$107.685(3)	$116,072,476.97	$3,563.43(4)
1,422,111(2)

     (1) This Registration Statement also registers additional securities to be offered or issued upon adjustments or changes made to registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).
     (2) In accordance with Instruction E of Form S-8, in addition to the 1,077,889 new shares of the Registrant’s common stock being registered hereunder, the Registrant hereby carries forward, and this Registration Statement shall be deemed to apply to, 1,422,111 shares of the Registrant’s common stock previously registered, but not used, under the following Registration Statement on Form S-8 ( the “Prior Plan Registration Statement”) registering shares of the Registrant’s common stock to be offered under the Registrant’s 2000 Incentive Plan: Registration Statement on Form S-8 (File No. 333-129485) filed by the Registrant on November 4, 2005. In conjunction with the filing of this Registration Statement, the Registrant is filing a Post-Effective Amendment to the Prior Plan Registration Statement acknowledging the transfer of shares to this Registration Statement.
     (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The fee is calculated on the basis of the average of the high and low trading prices for the Registrant’s common stock on May 1, 2007, as reported on the New York Stock Exchange Composite Tape.
     (4) Registration fees of $4,832.33 were paid in connection with the shares of the Registrant’s common stock registered under the Prior Plan Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement: (i) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, (ii) the Registrant’s Current Reports on Form 8-K filed with the Commission after December 31, 2006, and (iii) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on July 30, 1996, as the same may be amended.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the 2007 Incentive Plan meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 4.  Description of Securities.
     The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.
Item 5.  Interests of Named Experts and Counsel.
     None.
Item 6.  Indemnification of Directors and Officers.
     Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article SEVEN of the Registrant’s Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders in accordance with the foregoing provisions of Section 102(b)(7).
     Under Section 145 of the DGCL, a Delaware corporation has the power to indemnify directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article EIGHT of the Registrant’s Restated Certificate of Incorporation provides that the Registrant will indemnify any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL.
     The Registrant has purchased directors’ and officers’ liability insurance covering certain liabilities which may be incurred by the officers and directors of the Registrant in connection with the performance of their duties.
Item 7.   Exemption from Registration Claimed.
     Not applicable.

Item 8.   Exhibits.
     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

4.1	Articles of Incorporation of Allegheny Technologies Incorporated, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-12001)).

4.2	Amended and Restated Bylaws of Allegheny Technologies Incorporated (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-12001)).

5.1	Opinion of Mary W. Snyder, Esquire, Assistant General Counsel of the Registrant, regarding the legality of the shares being registered hereunder.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Mary W. Snyder, Esquire, Assistant General Counsel of the Registrant (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).
Item 9.  Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
* * *
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 2nd day of May, 2007.

ALLEGHENY TECHNOLOGIES INCORPORATED
By:	/s/ L. Patrick Hassey
L. Patrick Hassey
Chairman, President and Chief Executive Officer

     We, the undersigned directors and officers of Allegheny Technologies Incorporated, do hereby constitute and appoint Jon D. Walton and Mary W. Snyder, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

/s/ L. Patrick Hassey L. Patrick Hassey	Chairman, President, and Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2007

/s/ Richard J. Harshman Richard J. Harshman	Executive Vice President — Finance and Chief Financial Officer (Principal Financial Officer)	May 2, 2007

/s/ Dale G. Reid Dale G. Reid	Vice President, Controller, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	May 2, 2007

Signature	Capacity	Date

/s/ H. Kent Bowen H. Kent Bowen	Director	May 2, 2007

/s/ Robert P. Bozzone Robert P. Bozzone	Director	May 2, 2007

/s/ Diane C. Creel Diane C. Creel	Director	May 2, 2007

/s/ James C. Diggs James C. Diggs	Director	May 2, 2007

/s/ Michael J. Joyce Michael J. Joyce	Director	May 2, 2007

/s/ W. Craig McClelland W. Craig McClelland	Director	May 2, 2007

/s/ James E. Rohr James E. Rohr	Director	May 2, 2007

/s/ Louis J. Thomas Louis J. Thomas	Director	May 2, 2007

/s/ John D. Turner John D. Turner	Director	May 2, 2007

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation of Allegheny Technologies Incorporated, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-12001)).

4.2	Amended and Restated Bylaws of Allegheny Technologies Incorporated (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-12001)).

5.1	Opinion of Mary W. Snyder, Esquire, Assistant General Counsel of the Registrant, regarding the legality of the shares being registered hereunder.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Mary W. Snyder, Esquire, Assistant General Counsel of the Registrant (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).